SERVE ROBOTICS INC. AMENDED AND RESTATED OUTSIDE DIRECTOR COMPENSATION POLICY (Adopted and approved on November 26, 2024 and effective as of November 26, 2024) Each member of the Board of Directors (the “Board”) of Serve Robotics Inc. (the “Company”) who is not an employee of the Company (each such member, an “Outside Director”) will receive the compensation described in this Amended and Restated Outside Director Compensation Policy (the “Director Compensation Policy”), for his or her Board service, commencing on November 26, 2024 (such date, the “Effective Date”). The Director Compensation Policy will become effective upon the Effective Date and may be amended at any time in the sole discretion of the Board. Annual Cash Compensation Each Outside Director will receive the cash compensation set forth below for service on the Board. The annual cash compensation amounts will be payable in arrears, in equal quarterly installments following the end of each fiscal quarter of the Company in which the service was provided. Any amount payable for a partial quarter of service will be pro-rated by multiplying such amount by a fraction, the numerator of which will be the number of days of service that the Outside Director provided in such quarter and the denominator of which will be the number of days in such quarter inclusive. All annual cash fees are vested upon payment. 1. Annual Board Member Service Retainer: a. All Outside Directors: $20,000. 2. Annual Committee Member Service Retainer: a. Member of the Audit Committee: $5,000. b. Member of the Compensation Committee: $5,000. c. Member of the Nominating and Corporate Governance Committee: $5,000. Equity Compensation Equity awards will be granted under the Company’s 2023 Equity Incentive Plan or any successor equity incentive plan adopted by the Board and the stockholders of the Company (the “Plan”). (a) Automatic Annual Grant for Outside Directors. Without any further action of the Board, at the close of business on the date of each annual meeting of the Company’s stockholders (an “Annual Meeting”) following the Effective Date, each Outside Director who has served as a member of the Board since December 31st of the calendar year prior to such Annual Meeting shall be granted restricted stock units for 20,000 shares of Common Stock of the Company under the Plan (an “Annual Grant”). Each Annual Grant shall vest in full on the earlier to occur of (i) the next Annual Meeting or (ii) the one-year anniversary of the date of grant, subject to the applicable Outside Director’s continued service as a member of the Board through such date; provided that if the Company does not have an effective Form S-8 registration statement on file with the SEC with sufficient shares available to cover the applicable equity award as of the date such award is to be granted (an “Effective S-8”), the grant of such equity award shall be delayed until such time as there is an Effective S-8. (c) Vesting; Change in Control. All vesting is subject to the Outside Director’s continued service as a member of the Board through each applicable vesting date. Notwithstanding the foregoing, for each Outside Director who remains in continuous service as a member of the Board until immediately prior to the closing of a “Change in Control” (as defined in the Plan), any unvested portion of any restricted stock unit award granted in consideration of such Outside Director’s service as a member of the Board shall vest in full immediately prior to, and contingent upon, the consummation of the Change in Control. (d) Discretionary Grants. In addition to the automatic grants described herein and subject to any limitations provided in the Plan, the Board, in its sole discretion, may grant additional equity awards to certain Outside Directors for services to the Company that exceed the standard expectations of an Outside Director or for other circumstances determined to be appropriate by the Board, including, without limitation, an inducement for the Outside Director to remain on the Board or an initial grant for an individual to become an Outside Director. (e) Remaining Terms. The remaining terms and conditions of each equity award granted under this policy will be as set forth in the Plan and the Company’s standard form of award agreement, as amended from time to time by the Board or the Compensation Committee of the Board, as applicable. Expenses The Company will reimburse each Outside Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at, and participation in, Board and committee meetings; provided, that the Outside Director timely submits to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.